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                                                                 EXHIBIT 10(u)

                              C E R T I F I C A T I O N


     I, Charles P. Hoffman, Jr., do hereby certify that I am the duly elected Secretary and keeper of the records of Great Lakes National Bank Michigan, a National Banking Association, and that the following is a true and correct copy of a resolution unanimously adopted at a regular meeting of the Board of Directors of the Bank, held in accordance with the Bylaws of the Bank at its offices at Ann Arbor, Michigan on January 23, 1998.

                [EXTENSION OF ROBERT J. DELONIS EMPLOYMENT AGREEMENT]

     WHEREAS, this Bank is a party to an employment agreement ("Agreement") with Robert J. Delonis, the Chairman; and

     WHEREAS, the Agreement provides the Chairman with the option to extend the term of the Agreement for one year from February 9, 1998, to February 8, 1999, subject to this Board's approval following its review of a formal performance evaluation of the Chairman conducted by the Board or a committee thereof;

     NOW THEREFORE BE IT RESOLVED, that the Board of Directors has considered the Chairman's performance evaluation and found that the Chairman has fulfilled the requirements for his duties as Chairman, including services related to branch sales, chairing the Board of Directors, financial and business advice, representation of the Bank in community and industry affairs, and other services as provided by the Chairman;

     BE IT FURTHER RESOLVED, that the extension of the Chairman's Agreement is approved for an additional term of one year, from February 9, 1998, to February 8, 1999.


     IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed the seal of this Bank today, March 23, 1998.



                                          /s/ Charles P. Hoffman
                                          ---------------------------------
                                              Charles P. Hoffman, Jr., Secretary